Exhibit 99.1

DG FASTCHANNEL STRENGTHENS CORPORATE IDENTITY BY REBRANDING TO DG

Effort Signals Accelerated Corporate Integration for

Leader in Content Management and Distribution Technologies

DALLAS, Texas, October 18, 2010 — DG FastChannel (NASDAQ: DGIT), the world’s leading provider of content management and distribution solutions for the advertising, entertainment and broadcast industries, today announced that it has officially rebranded itself as DG. The company’s name change further extends DG’s long-standing brand equity and reputation for technological innovation and leadership throughout the industries it serves.

With nearly every major brand and advertising agency in the United States as customers, DG has become not only a trusted name in digital content management and distribution, but also synonymous with ground-breaking technology to drive the media landscape. The new brand name will serve as an umbrella to present both current and future products and services throughout the digital workflow value chain.

“DG has superior brand recognition across the entertainment, broadcast and advertising communities.  When planning the strategy for this rebrand, we determined that the best direction for the company is to leverage this strength.  A pioneer in digital delivery technology for both advertising — across broadcast, print and digital — and syndicated television programming, DG is the benchmark for excellence across the constantly evolving digital landscape.” said Neil Nguyen, president and COO of DG. “By rebranding to DG, we will be able to leverage our brand equity to propel the growth of the company’s current and future offerings.”

DG’s rebranding signifies a major strategic evolution by the company. Extending to all current subsidiaries and products — including Unicast, a recognized leader in developing custom rich solutions for publishers;  Springbox, a best-in-class interactive marketing firm; Pathfire, the premier file-based distribution service for SD and HD syndicated programming; Match Point Media (Treehouse), a market leader in the customization and distribution of direct response advertising; and SourceEcreative, the leading global information and archival resource for creative intelligence — the new DG will offer current and future customers an even higher level of commitment to best-of-breed products and innovations.  These and all new endeavors will be backed by the power of the DG brand.

p. 972.581.2000 f. 972.581.2001 750 West John Carpenter Freeway, Suite 700 | Irving, TX 75039

“We view our rebranding as a logical step to capitalize on decades of investment in building the DG name,” said Nguyen.

DG employees and customers will immediately experience a brand new entity. All former DG FastChannel corporate offices will be refurbished to proudly display the newly redesigned corporate logo exemplifying the fast-forward spirit of the organization. The new corporate identity is supported by a complete website redesign at www.DGit.com and the company’s first major advertising campaign. Employees and customers will also view a personal video from NFL star Chad Ochocinco, whose own rebranding became hot news last year when he changed his name to reflect his jersey number, 85.  Ochocino’s video message can be viewed on DG’s new website.

“DG FastChannel had a lot in common with Chad Johnson. The company’s name didn’t reflect the strength, speed, scale and agility the product could offer, so it had to change,” said Chad Ochocinco, renaming expert and NFL star. “The name DG, like Chad Ochocinco, reflects a sleek, fast and powerful company that is at the top of its game.”

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About DG

DG provides innovative, technology-based solutions to the advertising, broadcast and publishing industries.  The company services more than 5,000 advertisers and agencies with North America’s largest online media distribution network of more than 28,000 U.S. and Canadian radio, television, print and Web publishing destinations.  DG offers utilizes satellite and Internet transmission technologies, creative and production resources, digital asset management, and syndication services enabling advertisers and agencies to work faster, smarter, and more competitively.  Fortune named DG one of the “100 Fastest Growing Companies” two years in a row and selected the company as one of 2010’s “rising stars.”  In 2009, DG delivered more than 7 million advertisements. For more information, visit www.DGit.com.

Contact:

Andrew Reynolds

Atomic PR

310-689-7586

andrew@atomicpr.com